                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              INPUT/OUTPUT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (4) Date Filed:

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


                               INPUT/OUTPUT, INC.
                            11104 WEST AIRPORT BLVD.
                             STAFFORD, TEXAS  77477
                                 (713) 933-3339

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD SEPTEMBER 29, 1997

To the Stockholders of Input/Output, Inc.:

    NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders of Input/Output, Inc. (the "Company") will be held at the Stafford Civic Center, 1415 Constitution Avenue, Stafford, Texas 77477, on Monday, September 29, 1997 at 10:00 a.m., Stafford, Texas time, for the following purposes, as described in the accompanying Proxy Statement:

    1. To elect three directors, each for a three-year term expiring in 2000 or until their successors are duly elected and qualified or until their earlier death, resignation or removal.

    2. To consider and vote upon the adoption of the Input/Output, Inc. Employee Stock Purchase Plan.

    3. To consider and ratify the appointment of KPMG Peat Marwick LLP as the Company's independent certified public accountants for the fiscal year ending May 31, 1998.

    4. To transact any other business which properly may be brought before the Annual Meeting or any adjournment thereof.

    Only holders of record of the Company's Common Stock at the close of business on August 12, 1997 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. A complete list of such stockholders will be open for the examination of any stockholder of record at the Company's principal executive offices at 11104 West Airport Blvd., Stafford, Texas 77477 for a period of ten (10) days prior to the Annual Meeting. The list shall also be available for the examination of any stockholder of record present at the Annual Meeting. The Annual Meeting may be adjourned from time to time without notice other than by announcement at such meeting.

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED.


                                         By Order of the Board of Directors,


                                         /s/ ROBERT P. BRINDLEY
                                         ROBERT P. BRINDLEY
                                         Secretary

Stafford, Texas
August 29, 1997

                              INPUT/OUTPUT, INC.
                           11104 WEST AIRPORT BLVD.
                            STAFFORD, TEXAS  77477
                                (713) 933-3339

                               PROXY STATEMENT
                                     FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD SEPTEMBER 29, 1997

                  SOLICITATION AND REVOCABILITY OF PROXIES

     The Board of Directors of Input/Output, Inc., a Delaware corporation (the "Company"), is soliciting proxies to be voted at the Annual Meeting of Stockholders of the Company to be held at the Stafford Civic Center, 1415 Constitution Avenue, Stafford, Texas 77477, on Monday, September 29, 1997 at 10:00 a.m., Stafford, Texas time, and at any adjournment thereof. This Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about August 29, 1997 in connection with this solicitation.

     This proxy solicitation is intended to afford stockholders the opportunity to vote on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders dated August 29, 1997. The proxy permits stockholders to withhold voting for any or all nominees for election to the Company's Board of Directors (the "Board") and to abstain from voting for any proposal if the stockholder so chooses.

     All holders of record of shares of the Company's Common Stock at the close of business on August 12, 1997 (the "Record Date"), are entitled to notice of and to vote at the Annual Meeting. On the Record Date, the Company had outstanding 43,462,826 shares of common stock, par value $0.01 per share (the "Common Stock").

     Each share of Common Stock is entitled to one vote. The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote as of the Record Date is necessary to constitute a quorum at the Annual Meeting. A plurality of the votes of the shares present in person or by proxy at the Annual Meeting, provided a quorum is constituted, is required for the election of directors. All other actions proposed herein may be taken upon the affirmative vote of holders of a majority of the shares of Common Stock represented at the Annual Meeting, provided a quorum is present in person or by proxy.

     With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all other proposals and will be counted as present for purposes of the item on which the abstention is noted. Abstentions on the other specific proposals set forth herein will have the effect of negative votes because these proposals require the affirmative vote of holders of a majority of shares present in person or by proxy and entitled to vote. Under the rules of the New York Stock Exchange, Inc. ("NYSE"), brokers who hold shares in street name for customers have the authority to vote on certain "discretionary" items when they have not received instructions from beneficial owners. NYSE rules provide that brokers who have not received voting instructions from their clients have discretion to give a proxy and to vote on the election of directors and the other proposals set forth herein. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the election of directors or the proposal to ratify the appointment of the auditors, nor will it count as a vote cast in determining the total affirmative votes cast on the proposal to adopt the Input/Output, Inc. Employee Stock Purchase Plan.

     Any stockholder has the unconditional right to revoke his proxy at any time before it is voted. Any proxy given may be revoked either by a written notice duly signed and delivered to the Secretary of the

Company prior to the exercise of the proxy, by execution of a subsequent proxy and delivery of such subsequent proxy to the Secretary of the Company, or by voting in person at the Annual Meeting (although attending the Annual Meeting without executing a ballot or executing a subsequent proxy will not constitute revocation of a proxy). Where a stockholder's duly executed proxy specifies a choice with respect to a voting matter, the shares will be voted accordingly. If no such specification is made, the shares will be voted (i) FOR the nominees for director identified below, (ii) FOR the adoption of the Input/Output, Inc. Employee Stock Purchase Plan and (iii) FOR the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent certified public accountants for the fiscal year ending May 31, 1998.

                              ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation divides the Board into three classes. The term of office of one class of directors expires at this Annual Meeting of Stockholders. A second class of directors will serve until the 1998 Annual Meeting of Stockholders, and the third class of directors will serve until the 1999 Annual Meeting of Stockholders.

     Robert P. Brindley, Shelby H. Carter, Jr. and Theodore H. Elliott, Jr., each of whom is currently a director of the Company with a term expiring at the 1997 Annual Meeting, are nominees for director and will stand for election at this year's Annual Meeting for a three-year term of office expiring at the 2000 Annual Meeting of Stockholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal. For additional information regarding Messrs. Brindley, Carter and Elliott, see "Management - Directors and Executive Officers of the Company." The persons named in the proxy will vote FOR such nominees, except where authority has been withheld as to a particular nominee or as to all nominees.

     Nominees for director receiving a plurality of the votes represented by the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon will be elected as directors. Each nominee has consented to being named in this Proxy Statement and to serve his term if elected. If any nominee should for any reason become unavailable for election, proxies may be voted with discretionary authority by the persons named therein for any substitute designated by the Board.

     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THESE NOMINEES FOR ELECTION TO THE BOARD.

                    PROPOSAL TO ADOPT THE INPUT/OUTPUT, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

GENERAL

     In March 1997, the Board adopted the Input/Output, Inc. Employee Stock Purchase Plan (the "Purchase Plan") in order to advance the long-range interests of the Company by encouraging the acquisition and ownership of Common Stock by employees of the Company and its subsidiaries. The Purchase Plan is intended to increase the employees' proprietary interest in the Company's long-term performance and success and to provide employees with a means of obtaining an equity ownership interest in the Company. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under
Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). A copy of the Purchase Plan is attached hereto as Appendix I, and the following description is qualified in its entirety by reference to Appendix I.

DESCRIPTION OF THE PLAN

     The Purchase Plan, if approved by the stockholders, will allow all employees who are employed for more than 20 hours per week and who have been employed by the Company for at least six months prior to the first day of an "offering period" (as described below) to authorize payroll deductions at a rate of 1% to 15% of base compensation (including overtime) to be applied toward the purchase of Common Stock. There are 1.5 million shares of Common Stock reserved for issuance under the Purchase Plan, subject to adjustments for stock dividends and similar events. As of July 31, 1997, there were approximately 1,018 employees eligible to participate in the Purchase Plan. The Purchase Plan, which is administered by a Plan Committee appointed by the Compensation Committee of the Board, will terminate (i) at such time as is determined in the discretion of the Board or (ii) at such time as all shares reserved under the Purchase Plan have been purchased.

     Under the Purchase Plan, separate six-month offering periods commence on April 1 and October 1 of each year. An employee must authorize a payroll deduction before the start of an offering period in order to participate in that offering. On the last business day of the offering period, the employee will be deemed to have exercised the option to purchase as many shares as the employee's payroll deduction will allow, at the option price. The option price is 85% of the lesser of (i) the fair market value of the stock on the first day of the offering period, or (ii) the fair market value of the stock on the last day of the offering period. Fractional shares will not be issued under the Purchase Plan, and any funds remaining in employee plan accounts after such purchase shall be retained for the next offering period. Fair market value shall be determined by reference to the closing share prices as reported by the composite transaction reporting system for securities listed on the NYSE. The closing price of the Company's Common Stock as reported on the NYSE on July 31, 1997 was $21.625.

     Shares purchased will be held by the Plan Administrator for the benefit of Purchase Plan participants, and participants may direct the Plan Administrator to sell purchased shares from their plan accounts. The initial Plan Administrator is Harris Trust and Savings Bank. Participants may elect to receive stock certificates for purchased shares from their plan accounts.

     An employee may withdraw from an offering at any time. Upon withdrawal, the amount in the employee's account will be refunded, without interest. Employees who withdraw from an offering may not thereafter participate in that offering, and those employees will also be ineligible to participate in the next offering period. However, if a withdrawing employee is otherwise eligible, that employee may participate in any other future offering periods under the Purchase Plan.

     If an employee is terminated for any reason (including death or disability), that employee's participation in the Purchase Plan will immediately terminate. All cash remaining in such a former employee's account will be refunded, without interest.

     No employee shall be permitted to purchase any shares under the Purchase Plan if such employee, immediately after such purchase, owns shares possessing five percent or more of the total combined voting power or value of all classes of stock of the Company. The fair market value of all shares purchased by an employee under the Purchase Plan during any calendar year may not exceed $25,000.

     Because the purchase of shares under the Purchase Plan is discretionary with all eligible employees, it would not be meaningful to include information as to the amount of shares which would have been distributable during fiscal 1997 to all employees, or to groups of employees, or to any particular employee of the Company had the Purchase Plan been in effect during the fiscal year.

     The Compensation Committee of the Board of Directors may at any time amend or terminate the Purchase Plan, provided that no employee's existing rights under any offering already commenced may be adversely affected thereby. No amendment may be made to the Purchase Plan without prior approval of the stockholders of the Company if such amendment would increase the number of shares reserved thereunder, materially modify the eligibility requirements, or materially increase the benefits that may accrue to participants.

     If the Company's stockholders have not approved the Purchase Plan prior to the last day of the first offering period (i.e., September 30, 1997), then no funds in a participant's plan account may be used to purchase shares until such stockholder approval has been obtained, and in that event, the purchase date for the first offering period shall be the fifth business day after the date of stockholder approval. If the stockholders have not approved the Purchase Plan by January 17, 1998 (i.e., the date which is 12 months after the date of adoption of the Purchase Plan by the Board of Directors), the Purchase Plan shall terminate and all funds held in participants' plan accounts shall be returned to the participants in cash, plus interest at 5% per annum.

FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE PURCHASE PLAN

     The federal income tax consequences of an employee's participation under the Purchase Plan will vary. The following discussion is only a summary of the general federal income tax guidelines applicable to the Purchase Plan. Employees should consult their own tax advisors since a taxpayer's particular situation may be such that some variation of the tax matters described below will apply.

     The Purchase Plan and the right of participants to make purchases thereunder are intended to qualify under the provisions of Section 421 and 423 of the Code. Under those provisions, no income will be taxable to a participant at the time of grant of the option or purchase of shares for federal income tax purposes. However, a participant may become liable for tax upon dispositions of shares acquired under the Purchase Plan (or if he or she dies holding such shares), and the tax consequences will depend on how long a participant has held the shares prior to disposition.

     If the shares are disposed of at a point in time which is (a) at least two years after the date of the beginning of the offering period and (b) at least one year after the stock is purchased in accordance with the terms of the Purchase Plan (or if the employee dies while holding the shares), the following tax consequences will apply: The lesser of (a) the excess of fair market value of the shares at the time of such disposition over the purchase price of the shares (the "option price"), or (b) the excess of the fair market value of the shares at the time the option was granted over the option price (which option price will be computed as of the offering date) will be treated as ordinary income to the participant. Any further gain upon disposition generally will be taxed at long-term capital gain rates. If the shares are sold and the sales price is less than the option price, there is no ordinary income and the participant has a long-term capital loss equal to the difference. If an employee holds the shares for this period, no deduction in respect of the disposition of such shares will be allowed to the Company.

     If the shares are sold or disposed of (including by way of gift) before the expiration of either the two year or the one year holding periods described above, the following tax consequences will apply: The amount by which the fair market value of the shares on the date the option is exercised (which is the last business day of the offering period and which is hereafter referred to as the "termination date") exceeds the option price will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The balance of any gain will be treated as capital gain and will qualify for long-term capital gain treatment if the shares have been held for more than one year following the exercise of the option. Even if the shares are sold for less than their fair market value on the termination date, the same amount of ordinary income is attributed to a participant and a capital loss is allowed equal to the difference between the sales price and the value of such shares on such termination date. The Company, in the event of an early disposition, will be allowed a deduction for federal income tax purposes equal to the ordinary income realized by the disposing employee.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote thereon, provided a quorum is present, is required for the approval of the Purchase Plan.

     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE ADOPTION OF THE INPUT/OUTPUT, INC. EMPLOYEE STOCK PURCHASE PLAN.

                        PROPOSAL TO RATIFY APPOINTMENT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board has selected KPMG Peat Marwick LLP as independent certified public accountants to examine the consolidated financial statements of the Company for the fiscal year ending May 31, 1998. Stockholders are being asked to ratify this appointment. The Company has been informed that neither KPMG Peat Marwick LLP nor any of its partners have any direct financial interest or any material indirect financial interest in the Company nor have had any connection during the past three years with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

     Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

     The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote thereon, provided a quorum is present, is required for approval of this proposal.

     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING MAY 31, 1998.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth the names, ages and titles of the directors and executive officers of the Company.

            Name                       Age                  Title
            ----                       ---                  -----
 Charles E. Selecman . . . . . . . .   68   Chairman of the Board of Directors,
                                             President and Chief Executive Officer
 Robert P. Brindley. . . . . . . . .   47   Director, Executive Vice President - Worldwide
                                             Marketing Operations, Chief Financial Officer
                                             and Secretary
 G. Thomas Grisham . . . . . . . . .   45   Senior Vice President - Manufacturing
 Robert A. Brook . . . . . . . . . .   42   Vice President - Research and Development
 Axel M. Sigmar. . . . . . . . . . .   36   Vice President - Advanced System Group
 Shelby H. Carter, Jr. . . . . . . .   66   Director
 Ernest E. Cook. . . . . . . . . . .   71   Director
 Glen H. Denison . . . . . . . . . .   73   Director
 Theodore H. Elliott, Jr.  . . . . .   61   Director
 G. Thomas Graves III. . . . . . . .   48   Director

     Set forth below are descriptions of the backgrounds of the executive officers and directors of the Company and their principal occupations for the past five years.

     Charles E. Selecman has served as Chairman of the Board of Directors of the Company since December 1986. On May 16, 1997, Mr. Selecman was elected President and Chief Executive Officer of the Company. He previously served as President and Chief Executive Officer of the Company from 1989 until 1993. Mr. Selecman served from 1984 through 1986 as president of various oil field equipment and oil and gas exploration and production subsidiaries of Kidde, Inc., and also served as the group executive for the Kidde, Inc. energy group, which included the Company. Mr. Selecman's term as a director of the Company expires at the 1999 Annual Meeting of Stockholders.

     Robert P. Brindley, a director of the Company since July 1994, was appointed Executive Vice President - Worldwide Marketing Operations in June 1997. He has served as Chief Financial Officer and Secretary of the Company since 1987. He previously served as Senior Vice President from 1991 to June 1997, Vice President - Finance from 1987 to 1991, and Vice President and Controller from 1982 to 1987. Mr. Brindley, whose present term as a director of the Company expires at the 1997 Annual Meeting of Stockholders, is a nominee for re-election at the meeting. See "Election of Directors."

     G. Thomas Grisham has served as Senior Vice President - Manufacturing of the Company since June 1997. Prior to his appointment as Senior Vice President, he had served as Vice President - Manufacturing since 1992. Mr. Grisham served as Manufacturing Manager for the Company from 1991 to 1992. Prior to that he held various positions of increasing responsibility in Marketing and Sales from 1980 until 1991.

     Robert A. Brook has served as Vice President - Research and Development since June 1997. From 1993 until June 1997, Mr. Brook served as Vice President - Exploration. Mr. Brook joined the Company in 1991.

     Axel M. Sigmar was appointed Vice President - Advanced System Group in June 1997. Prior to that he had served, since 1992, as Vice President - Corporate Development of the Company. Mr. Sigmar was a product line manager having worldwide responsibility for land seismic at Schlumberger Geco-Prakla, a seismic contractor, from 1988 to 1992. Mr. Sigmar served in various international management and technical positions in Schlumberger Wireline and Testing operations from 1982 to 1988.

     Shelby H. Carter, Jr., a director of the Company since February 1987, is also a founder/director of Bay Networks, Inc., a software and local area networking company. Since January 1986, Mr. Carter has also served as a professor at the University of Texas Graduate School of Business and College of Business Administration. From December 1986 to September 1989, he served as an advisory partner at Austin Ventures, L.P., a venture capital firm. In January 1985, Mr. Carter retired from his positions as General Sales Manager, Worldwide Operations and Corporate Vice President for Xerox Corporation, where he had been employed since January 1970; prior to that he was employed for 15 years by IBM Corporation. He also serves on the Board of Directors of TechWorks, Inc. and Pervasive Software, Inc. Mr. Carter, whose present term as a director of the Company expires at the 1997 Annual Meeting of Stockholders, is a nominee for re-election at the meeting. See "Election of Directors."

     Ernest E. Cook, a director of the Company since February 1987, is an independent oil and gas consultant. Mr. Cook is also a director of Triton Energy Corporation. Mr. Cook's term as a director of the Company expires at the 1998 Annual Meeting of Stockholders.

     Glen H. Denison was a director of the Company from 1988 until resigning in July 1990. Mr. Denison rejoined the Company's Board of Directors in September 1990 upon retiring as Group Vice President of Hanson Industries, Inc. and Chief Executive Officer of Axelson, Inc., an oilfield equipment manufacturer, which were positions he had held since 1984. Mr. Denison retired as Chairman of Axelson, Inc. in 1993. Mr. Denison's term as a director of the Company expires at the 1998 Annual Meeting of Stockholders.

     Theodore H. Elliott, Jr., a director of the Company since February 1987, has been Chairman of Prime Capital Management Co. Inc., a Stamford, Connecticut, venture capital company, during the past five years. Mr. Elliott's present term as a director of the Company expires at the 1997 Annual Meeting of Stockholders; he is a nominee for re-election at the meeting. See "Election of Directors."

     G. Thomas Graves III, a director of the Company since February 1987, currently serves as President of Gralee Capital Corporation, an asset management company. He is also President and Director of Wilco Properties, Inc., a privately held oil and gas exploration company. Mr. Graves served as Senior Vice President of Triton Energy Corporation from 1987 to 1993 and also served as Chairman and Chief Executive of Triton Europe Plc, a London Stock Exchange listed company engaged in the oil and gas exploration industry, from October 1991 to September 1993. Mr. Graves' term as a director of the Company expires at the 1999 Annual Meeting of Stockholders.

     No director is related to any other director or executive officer of the Company or its subsidiaries, and there are no arrangements or understandings between a director and any other person pursuant to which such person was elected as director.

     Corporate officers are appointed by the Board and serve at the discretion of the Board.

MEETINGS OF DIRECTORS AND COMMITTEES

     The Board held 12 meetings during fiscal 1997. Each director attended at least 75% of the aggregate of the total meetings of the Board and any committee on which such director served.

     The Company has the following standing Committees:

     THE AUDIT COMMITTEE, which currently consists of Messrs. Elliott (Chairman), Denison and Graves met four times during fiscal 1997. Its principal functions are to confirm the existence of effective accounting and internal control systems and to oversee the entire audit function.

     THE COMPENSATION COMMITTEE, which currently consists of Messrs. Carter (Chairman), Cook and Denison, held six meetings during fiscal 1997. Its principal functions are to study, advise and consult with the Company's management regarding the compensation of officers and directors and other key employees of the Company.

     THE NOMINATING COMMITTEE, which currently consists of Messrs. Selecman (Chairman), Carter and Cook, met once during fiscal 1997. Its principal functions are to identify suitable candidates to fill vacancies on the Board which may occur from time to time. The Nominating Committee will consider nominees recommended by holders of Common Stock. Nominations should be sent to the Nominating Committee c/o the Company at the address set forth on the first page of this Proxy Statement, on or before May 4, 1998.

                     REMUNERATION OF DIRECTORS AND OFFICERS

EXECUTIVE COMPENSATION

     The following table sets forth information regarding annual and long-term compensation with respect to the fiscal years ended May 31, 1997, 1996 and 1995 paid or accrued by the Company to or on behalf of those persons who were during the fiscal year ended May 31, 1997, (i) the Company's Chief Executive Officers and (ii) the other four most highly compensated executive officers of the Company (the Company's Chief Executive Officers and the other four most highly compensated officers are collectively referred to herein as the "Named Executive Officers.")

                           SUMMARY COMPENSATION TABLE

                                                                                         ALL OTHER
                                                                         LONG-TERM     COMPENSATION
                                                ANNUAL COMPENSATION     COMPENSATION     (4) (5)
                                             -------------------------  ------------   ------------

                                                                         Securities
                                                                         Underlying
                                             Year    Salary      Bonus    Options
                                             ----   --------   --------  ----------
Charles E. Selecman (1)                      1997   $      0   $      0  $      0         $     0
Chairman of the Board, President
 and Chief Executive Officer

Gary D. Owens (1)                            1997   $350,000   $      0   150,000(2)      $67,404
 President and Chief Executive Officer       1996    300,000    306,526   200,000          67,218
                                             1995    250,000    256,173         0          67,823

Robert P. Brindley                           1997   $225,000   $      0    80,000         $40,262
 Executive Vice President, Chief             1996    195,000    179,742    80,000          44,268
 Financial Officer and Secretary             1995    175,000    153,071         0          43,550

Michael J. Sheen (3)                         1997   $225,000   $      0    80,000(3)      $51,372
 Senior Vice President and Chief             1996    195,000    179,742    80,000          55,378
 Technical Officer                           1995    175,000    153,071         0          53,879

G. Thomas Grisham                            1997   $195,000   $      0    80,000         $ 8,389
 Senior Vice President-Manufacturing         1996    160,000    147,480    80,000          13,131
                                             1995    130,000    113,710         0           8,264

Axel M. Sigmar                               1997   $160,000   $      0    60,000         $37,976
 Vice President - Advanced System Group      1996    150,000    138,263    50,000          43,899
                                             1995    130,000    113,710         0          41,172

-------------------
(1) Mr. Owens resigned as the Company's President and Chief Executive Officer and as a member of the Board on May 16, 1997. Mr. Selecman assumed the positions of President and Chief Executive Officer as of that date.
     Mr. Selecman has entered into an employment agreement with the Company. See "-- Employment Agreements" and "Compensation Committee Report on Executive Compensation."

(2) On January 17, 1997, stock options to purchase up to 150,000 shares of Common Stock were granted to Mr. Owens by the Company pursuant to the Company's Amended and Restated 1990 Stock Option Plan; such stock options were canceled pursuant to the terms of the such plan contemporaneously with Mr. Owens' resignation from the Company on May 16, 1997.

(3) Mr. Sheen resigned from his positions as Senior Vice President and Chief Technical Officer and as a member of the Board on June 3, 1997. The stock options to purchase up to 80,000 shares of Common Stock granted to Mr. Sheen during fiscal 1997 were also canceled pursuant to the terms of the Amended and Restated 1990 Stock Option Plan contemporaneously with his resignation on such date.

(4) During fiscal 1997, the Company contributed to its Section 401(k) Plan as follows: Mr. Selecman: $0; Mr. Owens: $15,169; Mr. Sheen: $9,789; Mr.
     Brindley: $9,789; Mr. Grisham:  $8,389;  and Mr. Sigmar: $7,075.

(5) During fiscal 1997, the Company paid whole life insurance premiums as contributions with respect to the Company's Supplemental Executive Retirement Plan (SERP) as follows: Mr. Owens: $52,235; Mr. Sheen: $41,583; Mr. Brindley: $30,473; and Mr. Sigmar: $30,901.

     During fiscal 1997, the named individuals and certain officers included in the group received benefits in the form of certain perquisites. However, none of the individuals identified in the foregoing table received perquisites which exceeded in value the lesser of $50,000 or 10% of such officer's salary and bonus.

STOCK OPTIONS

     The options shown below were awarded during fiscal 1997 pursuant to the Company's Amended and Restated 1990 Stock Option Plan (the "1990 Plan"):


                        OPTION GRANTS IN LAST FISCAL YEAR

                                Individual Grants

---------------------------------------------------------------------------------------------------------
                          Number          Percent of total
                      of securities       options granted                                    Hypothetical
                        underlying        to employees in     Exercise or                     Grant Date
       Name          options granted(1)      fiscal year     base price(1)  Expiration date    Value (2)
-------------------  ------------------   ----------------   -------------  ---------------  ------------
                            (#)                 (%)             ($/Sh)
Gary D. Owens            150,000(3)            21.43           $21.125         01/17/07      $1,495,500(3)
Robert P. Brindley        80,000               11.43            21.125         01/17/07         797,600
Michael J. Sheen          80,000(3)            11.43            21.125         01/17/07         797,600(3)
G. Thomas Grisham         80,000               11.43            21.125         01/17/07         797,600
Axel M. Sigmar            60,000                8.5             21.125         01/17/07         598,200
Executive Group          450,000               64.29            21.125         01/17/07       4,496,500
Non-Employee Director
 Group                      N/A                 N/A
Non-Executive Officer-
 Employee Group          250,000               35.71        16.875-21.125

(1) These options will vest in four equal annual increments beginning on the first anniversary date of the grant. The 1990 Plan provides that in the event of a "change in control" of the Company (as defined in the 1990
     Plan), all stock options will become fully vested. The options granted during fiscal 1997 to Messrs. Owens and Sheen were canceled contemporaneously with the resignations of these individuals in May and June of 1997.

(2) The options are valued pursuant to the Black-Scholes valuation model, based upon the following assumptions: (a) expected stock price volatility calculated using monthly changes in stock price since May 1995, resulting in a stock price volatility of 44%; (b) a risk-free rate of return calculated using the interest rates of five-year U.S. Treasury notes as of the date of the grant, resulting in a risk-free rate of return assumption of 6.27% for options granted on January 17, 1997, and (c) a time of exercise assumption of five years (although the actual option term is ten years, that period was reduced for valuation purposes to reflect the non-transferability, vesting schedule and risk of forfeiture of the options).

(3) On January 17, 1997, Messrs. Owens and Sheen were granted stock options to purchase up to 150,000 shares and 80,000 shares of Common Stock, respectively, pursuant to the 1990 Plan; such stock options were canceled pursuant to the terms of the such plan contemporaneously with their resignations from the Company on May 16, 1997 and June 3, 1997, respectively.

     The following table shows the number of shares covered by all exercisable and non-exercisable stock options held by the Named Executive Officers as of May 31, 1997. Also reported are the year-end values for their unexercised "in-the-money" options, which represent the positive spread between the exercise price of any option and the year-end market price of the Common Stock.

                   AGGREGATED FISCAL YEAR-END OPTION VALUES

                        Shares
                      Acquired on                       Number of Unexercised       Value of Unexercised In-the-Money
       Name            Exercise      Value Realized  Options at Fiscal year end (#)  Options at Fiscal year end ($)
-------------------   -----------    --------------  ------------------------------ ---------------------------------
                                                      Exercisable/Unexercisable          Exercisable/Unexercisable
                                                      -------------------------          -------------------------
Charles E. Selecman         0                   $0         22,500/287,500                       $88,573/$88,593
Gary D. Owens(1)            0                    0         85,000/0                          $1,195,812/$0
Robert P. Brindley          0                    0         80,000/40,000                       $838,748/$0
Michael J. Sheen            0                    0         60,000/0                            $553,748/$0
G. Thomas Grisham      15,000             $409,647         35,000/140,000                      $207,656/$0
Axel M. Sigmar         60,500           $1,386,831         23,000/105,000                      $254,156/$46,500

(1) On January 17, 1997, Messrs. Owens and Sheen were granted stock options to purchase up to 150,000 shares and
    80,000 shares of Common Stock, respectively, pursuant to the 1990 Plan; such stock options were canceled pursuant to the terms of the such plan contemporaneously with their resignations from the Company on May 16,
    1997 and June 3, 1997, respectively.

     On May 31, 1997, the last reported sales price of the Common Stock on the New York Stock Exchange composite tape was $17.75 per share. The Named Executive Officers exercised Company stock options covering a total of 75,500 shares during fiscal 1997.

EMPLOYMENT AGREEMENTS

     In 1991, the Company entered into employment agreements with Messrs. Owens, Brindley and Sheen, which were subject to automatic yearly extensions. In January 1997, the agreements were amended. Each of these agreements provided that if the officer was terminated for a reason other than (a) his death, disability or retirement, (b) for cause or (c) his voluntary termination other than for good reason, such officer would be entitled to receive from the Company a lump sum severance payment equal to the sum of the following amounts: (i) the officer's full base salary through his date of termination at the rate then in effect, (ii) an amount equal to two times the average of the officer's annual base salary plus bonus for the preceding three fiscal years, (iii) certain relocation and indemnity payments, and (iv) in the event the officer is subject to the excise tax imposed by Section 4999 of the Code as a result of a change in control, an amount equal to the product of (a) 25% multiplied by (b) the amount of any "excess parachute payment" received by the officer as described in the provisions of Section 280G(b) of the Code. In the event that an officer was deemed to receive a "parachute payment" as the result of a change in control, such payment would be deemed to be an "excess parachute payment" if it equaled or exceeded 300 percent of the officer's "base amount," generally the average annual compensation received by the officer over the most recent five tax years.
The "excess parachute payment" is computed as that portion of the "parachute payment" which exceeds the "base amount." In addition, unless the officer is terminated for cause, the Company must maintain in full force and effect for the continued benefit of the officer for a two-year period after the date of termination all benefit plans and programs or arrangements in which the officer was entitled to participate immediately prior to the date of termination. In May and June 1997, Messrs. Owens and Sheen resigned from all positions with the Company, resulting in payments of $686,000 and $425,000 to Messrs. Owens and Sheen, respectively. The employment agreement with Mr. Brindley remains in effect on the terms described above.

     In May 1997, the Company entered into an employment agreement with Mr. Selecman (the "Executive Agreement"), pursuant to which the Company agreed to employ Mr. Selecman as the Company's President and Chief Executive Officer through December 15, 1997. The Executive Agreement is automatically renewable for additional six-month terms, unless either party provides prior written notice of termination. If the Executive Agreement is terminated by the Company without cause (as defined), voluntarily by Mr. Selecman or due to the death or disability of Mr. Selecman, the Company will continue to pay his base salary through the remaining term. In addition, the agreement provides that Mr. Selecman will be entitled to a severance payment equal to the product of $360,000 multiplied by a fraction, the numerator being the number of days Mr. Selecman is not employed by the Company between May 16 and December 15, 1997 and the denominator being the total number of days between May 16 and December 15, 1997. The agreement also provides that the Company will provide lifetime medical benefits to Mr. Selecman at the Company's cost.
 Pursuant to the Executive Agreement, Mr. Selecman is also entitled to certain salary and bonus payments, as well as stock options. See "Compensation Committee Report on Executive Compensation - Compensation of the Chief Executive Officer."

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The Input/Output, Inc. Supplemental Executive Retirement Plan (the "SERP") was established in 1992. The SERP is designed to defer taxation of participants until their receipt of benefits. The Board, in its sole discretion, is authorized to determine eligibility for participation in the SERP. The Board has appointed a committee composed of directors and executive officers of the Company to administer the SERP. The SERP provides to each participant, upon such participant's retirement from the Company at age 65, an annual deferred benefit equal to 60% of the participant's average annual compensation for those three consecutive calendar years during his employment that results in the highest annual compensation, reduced by certain social security benefits and certain actuarial equivalents of annual matching contributions made by the Company and credited to the participant under the Company's Section 401(k) Plan. If a participant terminates employment prior to his 65th birthday due to death, total disability or early retirement that is approved by the Board, the participant will be 50% vested in his deferred benefit upon attaining age 55 and completing 15 years of service with the Company. A participant's vested interest increases 5% thereafter for each additional year of service. A participant is fully vested in his deferred benefit at age 65, or at age 55 if the participant has completed 25 years of service with the Company, or upon total disability of the participant or a change in control of the Company. In addition, the SERP provides that the Company shall pay a participant an amount equal to any excise tax pursuant to Section 280G of the Code and any income or other tax liability arising in connection therewith, in the event that payment of a deferred benefit results in liability for such tax.

     "Change of control" for purposes of the SERP is defined to include the following: (i) mergers or consolidations in which the Company is not the surviving corporation (unless the proportionate ownership of the Company's stockholders in the surviving corporation is unchanged), (ii) any sale or other disposition of all or substantially all of the Company's assets, (iii) the approval by the Company's stockholders of any plan of liquidation or dissolution, (iv) the acquisition by a third party of beneficial ownership of 50.1% of the Company's outstanding voting securities and (v) during any two-year period, persons who constituted at least a majority of the entire Board of Directors at the beginning of such period cease for any reason (other than death) to constitute a majority of the directors, unless the new director was approved by at least two-thirds of the directors then still in office who were directors at the beginning of such period.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") includes only directors who are not employees of the Company. The Committee establishes the salary levels of corporate officers and administers the Company's stock option and management incentive plans. The present members of the Committee are Shelby H. Carter, Jr., Chairman, Ernest E. Cook and Glen
H. Denison. The following report
presents the Committee's summary of the Company's compensation programs and policies and describes the bases for compensation of the Company's executive officers and its chief executive officer:

COMPENSATION POLICY

     The goal of the Company's executive compensation policy is to support the overall objective of enhancing stockholder value, while at the same time attracting, motivating and retaining highly qualified and productive employees. It is the policy of the Company that a significant portion of the compensation paid to the executive officers should be based on the Company's results of operations and the growth in value of its equity. This policy aligns the interests of the Company's management and stockholders by placing increased emphasis on performance-based pay and reduced emphasis on fixed pay in overall total compensation. To achieve its goals, the Company's executive compensation policies have been designed to provide competitive levels of compensation that integrate annual base compensation with bonuses based upon corporate performance and individual initiatives and performance. Also, since 1990, the Company has adopted and maintained stock option plans under which the benefits realized by executives are directly related to stock price performance.

     Consistent with this objective, the Input/Output, Inc. Management Incentive Plan (the "MIP") provided for annual cash bonuses to the officers and other key employees of the Company, which were tied to actual profits performance compared to budgeted and prior year's pretax profits. As a result of the Committee's review of the Company's total compensation program for its executives during 1996, the Committee recommended to the Board of Directors in July 1996 that the Company adopt the Input/Output, Inc. 1996 Management Incentive Program (the "Incentive Plan") to replace the MIP. The Incentive Plan was adopted by the Board of Directors and was approved by the stockholders at the 1996 Annual Meeting. The Incentive Plan is similar to the MIP regarding its calculation of bonuses by reference to objective performance criteria.

     In its assessment of compensation levels, the Committee takes into consideration performance relative to the individual responsibilities of the executive officers, as well as the financial performance of the Company relative to its goals and relative to the financial performance of other companies. The Committee also considers the competitiveness of both the entire executive compensation package and each of its individual components. To assist it in its consideration, the Committee periodically engages the services of outside compensation consultants to evaluate the Company's executive compensation structure from time to time. These consultants report directly to the Committee and advise the Committee regarding the competitiveness of the Company's executive compensation package as well as recent trends and developments in executive compensation for U.S. companies.

     The Committee has considered the impact of Section 162(m) regarding the corporate limitations on deducting certain compensation expenses. It is the Committee's intent to adopt policies to obtain maximum tax deductibility of executive compensation, consistent with providing motivational and competitive compensation which is truly performance-based. In furtherance of this goal, the Incentive Plan and the Company's option plans are intended to assure that the Company's executive compensation plans meet the requirements of Section 162(m) to achieve maximum deductibility of executive compensation expense.

     The Committee reviews the performance of the Company and each officer individually to determine salary and bonus adjustments and to determine stock option awards. In determining appropriate salary levels, the Committee generally considers compensation levels for executive positions with similar duties and responsibilities in the external market, including those at comparable-sized electronics companies, as well as corporate and individual performance.

     Company executive compensation currently consists of two key elements: A long-term component (stock options) and an annual component (base salary and bonus). Following is a description of the elements of the Company's current executive compensation program and how each relates to the objectives and policies outlined above.

     STOCK OPTIONS. The Committee believes that long-term incentives should be provided to management to increase shareholder value, as measured by stock price. The Committee believes that stock incentives are appropriate, not only for senior management, but also for employees of the Company and its subsidiaries. All options provide for the purchase of shares at an exercise price equal to fair market value on the date of grant. During fiscal 1997, Messrs. Owens, Brindley, Sheen, Grisham and Sigmar received stock option grants under the 1990 Plan. See "Summary Compensation Table" and "Stock Options" above for information concerning these grants.

     INCENTIVE PLAN. The Committee believes that key employees should have a significant portion of their total compensation based on the Company's relative financial performance to plan projections and the prior year's results. The participant's annual cash bonus under the Incentive Plan is determined based on specified performance achievements by the Company.

     Each participant is assigned to a group within the Incentive Plan which reflects his responsibility level within the Company. The performance criteria for Incentive Plan groups emphasize the Company's objective for growth in profits before tax compared to budgeted pretax earnings for the plan year and the actual pretax results for the prior year.

     Because the Company experienced a decline in pre-tax net earnings in fiscal 1997 compared to fiscal 1996, none of the performance criteria under the Incentive Plan were met in fiscal 1997. Therefore, none of the Named Executive Officers received any cash bonuses under the Incentive Plan with respect to fiscal 1997.

     BASE SALARY. The Committee approves the annual salaries for all officers of the Company. The Committee reviews recommendations made by the Chief Executive Officer with regard to salary adjustments for officers other than himself, and then either approves or changes these recommended salary adjustments. The Committee independently reviews performance of the Chief Executive Officer and determines an appropriate salary based on the criteria set forth above. As noted above, base salaries for the Company's executive officers are also determined by reference to salary surveys from outside consultants and other sources.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     On May 16, 1997, Mr. Owens resigned as the Company's President and Chief Executive Officer and as a member of the Board. Following Mr. Owens' resignation, Charles E. Selecman, the Company's Chairman of the Board, assumed the additional positions of President and Chief Executive Officer and entered into the Executive Agreement with the Company.

     In fiscal 1997, Mr. Owens' annual base salary was $350,000. The factors which the Committee considered in determining Mr. Owens' compensation for fiscal 1997 were basically the same as those discussed above for the Company's executive officers. As stated above, neither Mr. Owens nor any of the other Named Executive Officers received any cash bonuses with respect to fiscal 1997 pursuant to the Incentive Plan. Mr. Owens' participation in option grants made by the Company during fiscal 1997 under the 1990 Plan was based upon overall compensation packages and option plans provided to senior executives in similar companies as well as Mr. Owens' level and scope of responsibilities to the Company during fiscal

1997. In January 1997, the Committee awarded options to purchase 150,000 shares of Common Stock under the 1990 Plan to Mr. Owens. As a result of Mr. Owens' resignation as President and Chief Executive Officer of the Company in May 1997, these options terminated upon his resignation.

     Pursuant to the terms of the Executive Agreement, Mr. Selecman is to receive a salary of $40,000 for each month of service as the Company's President and Chief Executive Officer. In addition, Mr. Selecman received an initial fee of $150,000 (in part to defray his relocation costs) pursuant to the Executive Agreement. Mr. Selecman's bonus under the Executive Agreement will be determined by reference to the average of the closing prices (the "Average Price") for the Common Stock on the NYSE for the ten consecutive trading days preceding December 15, 1997 (the day on which the initial term of the Executive Agreement expires). If the Average Price is less than $20, Mr. Selecman's bonus will be $300,000; if the Average Price is at least $20 but less than $25, Mr. Selecman's bonus will be $600,000; if the Average Price is at least $25 but less than $30, Mr. Selecman's bonus will be $1,200,000; if the Average Price is at least $30 but less than $35, Mr. Selecman's bonus will be $2,400,000; and if the Average Price is $35 or greater, Mr. Selecman's bonus will be $3,600,000. In connection with the Executive Agreement, the Company granted Mr. Selecman on June 4, 1997 an option under the 1990 Plan to purchase 200,000 shares of Common Stock at an exercise price of $17.50 per share. On June 4, 1997, the closing price per share of Company Common Stock as reported on NYSE composite transactions was $17.50. The option becomes fully exercisable at the earlier to occur of (i) Mr. Selecman's termination of employment with the Company or (ii) June 4, 1998.

     In determining Mr. Selecman's compensation as the Company's President and Chief Executive Officer, the Committee considered the extraordinary nature of Mr. Selecman's services, his efforts in reorganizing Company management and his willingness to come out of retirement on an expedited basis to serve the Company as its Chief Executive Officer. The Committee also considered Mr. Selecman's prior experience as President and Chief Executive Officer of the Company from 1989 to 1993. The Committee has authorized an executive search for a new President and Chief Executive Officer.

SUMMARY

     The Committee believes that the Company's executive compensation policies and programs serve the interests of the stockholders and the Company effectively. The various compensation programs are believed appropriately balanced to provide motivation for executives to contribute to the Company's overall success and enhance the value of the Company for the stockholders' benefit. When performance goals are met or exceeded, resulting in increased value to stockholders, executives will be rewarded commensurately. When performance goals are not met, the executives' overall cash compensation is negatively impacted. During fiscal 1997, none of the Named Executive Officers received any cash compensation derived from incentives directly linked to corporate performance. The Committee will continue to monitor the effectiveness of the Company's total compensation program and continue to make proposals where applicable, to meet the current and future needs of the Company.

     This report has been provided by the Compensation Committee.

                       Shelby H. Carter, Jr., Chairman
                               Ernest E. Cook
                              Glen H. Denison

     The Compensation Committee Report on executive compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

STOCK PERFORMANCE GRAPH

     The following performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The following performance graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock (as measured by dividing: (i) the difference between the Common Stock share price at the end and the beginning of the measurement period by (ii) the Common Stock share price at the beginning of the measurement period) with the cumulative total return assuming reinvestment of dividends of (1) the Standard and Poor's 500 Index and (2) the Standard and Poor's Electronics
Index:

                        1993      1994      1995      1996      1997
                       ----------------------------------------------
INPUT/OUTPUT           102.86    294.29    388.57    922.86    405.71
S&P 500                111.61    116.36    139.86    179.63    232.25
S&P Electronics        110.46    106.15    177.91    225.86    307.1
Instrumentation

COMPENSATION OF DIRECTORS

     As compensation for serving on the Company's Board of Directors, each director who is not an employee of the Company receives $1,500 for each meeting attended and $1,500 for each committee meeting attended. In addition, each non-employee director receives an annual stipend of $20,000.

     DIRECTORS RETIREMENT PLAN. In 1992, the Company adopted the Directors Retirement Plan. Under the Directors Retirement Plan, participation was limited to directors who served as outside directors for an aggregate of not less than five years or whose service on the Board as an outside director terminated due to death or disability or a change in control of the Company. Payment of benefits under the Directors Retirement Plan is payable in quarterly installments and commences at the beginning of the Company's fiscal quarter next following the later date at which a director (i) attains age sixty-five or (ii) retires from the Board. Payments of benefits shall continue for a period equal to the lesser of (a) the number of years and portions thereof, rounded upwards to the nearest six months, during which such director served as an outside director or (b) ten years. (During fiscal 1996, the Board determined to accelerate the vesting in full of Mr. Selecman's years of service as an outside director.) In the event of a "change of control" (as defined in the Plan), the director may elect to receive a lump sum payment representing the present value of the quarterly payments otherwise payable. Total benefits payable to an outside director under the Directors Retirement Plan are equal to the greater of (i) 100% of the outside director's annual stipend effective for the fiscal year in which he retires or (ii) 100% of the outside director's annual stipend payable in the fiscal year prior to retirement.

     In July 1996, the Board of Directors of the Company determined to discontinue the Directors Retirement Plan. Under the terms adopted by the Board, all benefit accruals relating to years of service through the date of discontinuation were frozen; in addition, participation by any individual not currently an outside director was prohibited.

     NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN. Pursuant to the Input/Output, Inc. Non-Employee Director Stock Option Plan (the "Directors' Plan"), the Company is authorized to make automatic and discretionary grants of options to purchase shares of Common Stock to outside directors. The Directors' Plan provides that each individual serving as an outside director on the first business day of November 1996 will automatically receive a nonqualified stock option to purchase 20,000 shares of Common Stock and that each outside director who joins the Company's Board in the future will automatically receive a nonqualified stock option to purchase 20,000 shares of Common Stock on the date on which such person is first elected or begins to serve as an outside director. This first grant of a stock option for 20,000 shares is referred to as the "First Grant." Additionally, outside directors will receive a stock option to purchase 10,000 shares of Common Stock (the "Second Grant") on the first business day of the November immediately succeeding the First Grant and a stock option to purchase 10,000 shares of Common Stock (the "Third Grant") on the first business day of the November immediately succeeding the Second Grant. The First Grant stock options shall vest in 33.33% installments on the first, second, and third anniversary dates of the First Grant. The Second Grant stock options shall vest in 50% installments on the first and second anniversary dates of the Second Grant. The Third Grant stock options shall be fully exercisable on and following the first anniversary date of the Third Grant. In addition, the Directors' Plan provides for discretionary grants of stock options to outside directors as determined from time to time by the Board. On June 30, 1997, the five outside Board members (Messrs. Carter, Cook, Denison, Elliott and Graves) were each granted options to purchase 12,000 shares of Common Stock, vesting in one-third increments over a three-year period following the date of grant. The exercisability of options under the Directors' Plan accelerates upon a change of control (as described in the plan) and upon the option holder's death while serving as a director or upon termination as a director as the result of retirement or disability. As of July 31, 1997, the Company had granted options covering a total of 830,000 shares of Common Stock under the Directors' Plan.

                 VOTING AND STOCK OWNERSHIP OF MANAGEMENT
                        AND PRINCIPAL STOCKHOLDERS

     At the Record Date, there were outstanding 43,462,826 shares of Common Stock which were held of record by 306 stockholders, and the Company believes that there were approximately 11,050 beneficial owners of the Common Stock on such date. Each share of Common Stock is entitled to one vote on each matter to come before the Annual Meeting. The holders of the Common Stock have no appraisal or similar rights with respect to any of the matters to be voted on at the Annual Meeting.

     The following table sets forth certain information with regard to the beneficial ownership as of July 31, 1997 of Common Stock by (i) all persons known by the Company to be the beneficial owners of more than five percent of the outstanding Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer of the Company and (iv) all executive officers and directors as a group (ten persons).

                                                                      COMMON STOCK
                                                         --------------------------------------
          Name of Beneficial Owner(1)                    Number of Shares(1)   Percent of Class
          ---------------------------                    -------------------   ----------------
J. P. Morgan & Co., Inc.
  60 Wall Street
  New York, NY 10260                                          4,416,700              10.2%

Wellington Management
  One Post Office Square
  Boston, MA 02709-2137                                       3,515,680               8.0%

Charles E. Selecman (2)                                          52,500                 *

Robert P. Brindley (3)                                          146,000                 *

G. Thomas Grisham (4)                                            55,000                 *

Robert A. Brook (5)                                              51,200                 *

Axel M. Sigmar (6)                                               23,000                 *

Shelby H. Carter, Jr. (7)                                        25,000                 *

Ernest E. Cook (8)                                               25,000                 *

Glen H. Denison (7)                                              25,000                 *

Theodore H. Elliott, Jr. (8)                                     33,500                 *

G. Thomas Graves III                                             23,800                 *

All officers and directors as a group (10 persons) (9)          470,000               1.1%

---------------
 *Less than 1%.

(1)  Except as otherwise indicated, the persons named in the table possess sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.  The table also includes shares of Common Stock held by wives and minor children of such persons and corporations and partnerships in which such persons hold a controlling interest,  but excludes any controlling interest which may be deemed solely to exist by virtue of such person being a director of a corporation.

(2)  Includes 22,500 shares which are subject to a currently exercisable option granted under the Company's 1991 Directors Stock Option Plan.

(3)  Includes 80,000  shares which are subject to a currently exercisable option granted under the Amended and Restated 1990 Stock Option Plan and 18,000 shares of restricted stock.

(4)  Includes 35,000 shares which are subject to a currently exercisable option granted under the Amended and Restated 1990 Stock Option Plan and 10,000 shares of restricted stock.

(5)  Represents 51,200 shares which are subject to a currently exercisable option granted under the Amended and Restated 1990 Stock Option Plan.


                                     -18-


(6)  Represents 23,000 shares which are subject to a currently exercisable option granted under the Amended and Restated 1990 Stock Option Plan.

(7)  Represents 25,000  shares which are subject to a currently exercisable option granted under the 1991 Directors Stock Option Plan.

(8)  Includes 22,500 shares which are subject to a currently exercisable option granted under the 1991 Directors Stock Option Plan.

(9)  Includes an aggregate of 189,200 shares which are subject to currently exercisable options granted under the Amended and Restated 1990 Stock Option Plan and 102,500 shares which are subject to currently exercisable options granted under the 1991 Directors Stock
     Option Plan.

--------------------------------------------------------------------------------

     SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes of ownership of Common Stock and other equity securities of the Company. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon its review of Forms 3, 4 and 5 and amendments thereto provided to the Company, during the fiscal year ended May 31, 1997, the Company's directors and executive officers and the persons who own more than 10% of the Company's Common Stock had complied with all Section 16(a) filing requirements, except that Mr. Graves inadvertently reported one transaction one month late.

                STOCKHOLDER PROPOSALS AT 1998 ANNUAL MEETING

     In order for stockholder proposals to receive consideration for inclusion in the Company's Proxy Statement for its 1998 Annual Meeting of Stockholders, such proposals must be received at the Company's offices at 11104 West Airport Blvd., Stafford, Texas 77477, Attention: Secretary, on or before May 4, 1998. All stockholder proposals must comply with Rule 14a-8 promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

                                OTHER MATTERS

     The Company will bear all costs of this proxy solicitation. In addition to soliciting proxies by mail, directors, executive officers and employees of the Company, without receiving additional compensation, may solicit proxies by telephone, by telegram or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of the Common Stock, and the Company will reimburse such brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with forwarding such materials. In addition, the Company has retained Kissel-Blake Inc., a proxy solicitation firm, for assistance in connection with the Annual Meeting at a cost of approximately $4,000 plus reimbursement of reasonable out-of-pocket expenses.

     The Board does not know of any business to be presented for consideration at the Annual Meeting other than that stated in the accompanying Notice. It is intended, however, that the persons authorized under the proxies may, in the absence of instructions to the contrary, vote or act in accordance with their judgment with respect to any other proposal properly presented for action at such meeting.

     The Annual Report of Stockholders for the fiscal year ended May 31, 1997, which includes financial statements, is enclosed herewith. The Annual Report does not form a part of this Proxy Statement or the materials for the solicitation of proxies to be voted at the Annual Meeting.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS BUT NOT INCLUDING EXHIBITS, WILL BE FURNISHED AT NO CHARGE TO EACH PERSON TO WHOM A PROXY STATEMENT IS DELIVERED UPON RECEIPT OF A WRITTEN REQUEST OF SUCH PERSON ADDRESSED TO INPUT/OUTPUT, INC., ATTN: INVESTOR RELATIONS, 11104 WEST AIRPORT BLVD., STAFFORD, TEXAS 77477, TELEPHONE (713) 933-3339. THE COMPANY WILL ALSO FURNISH SUCH ANNUAL REPORT ON FORM 10-K TO ANY "BENEFICIAL OWNER" OF SUCH SECURITIES AT NO CHARGE UPON RECEIPT OF A WRITTEN REQUEST, CONTAINING A GOOD FAITH REPRESENTATION THAT, AT THE RECORD DATE, SUCH PERSON WAS A BENEFICIAL OWNER OF SECURITIES OF THE COMPANY ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 29, 1997. COPIES OF ANY EXHIBIT TO THE FORM 10-K WILL BE FURNISHED UPON THE PAYMENT OF A REASONABLE FEE.

     Information contained in the Proxy Statement relating to the security holdings of and related information concerning directors and officers of the Company is based upon information received from the individual directors and officers.

     PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

                                         By Order of the Board of Directors,


                                         /s/ Robert P. Brindley
                                         Robert P. Brindley
                                         Secretary


Stafford, Texas
August 29, 1997

                                  APPENDIX I

                              INPUT/OUTPUT, INC.
                         EMPLOYEE STOCK PURCHASE PLAN

     This Plan is intended to advance the long-range interests of Input/Output, Inc., a Delaware corporation (the "Company"), by encouraging the acquisition and ownership of capital stock of the Company ("Common Stock"), upon the terms herein set forth, by employees of the Company and certain of its subsidiaries, in order that their proprietary interest in the Company's long-term performance and success, and their continuance as employees of the Company, may be enhanced. The Plan is also intended to provide employees with an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the Common Stock of the Company. This Plan shall be known as the "Input/Output, Inc. Employee Stock Purchase Plan." The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall be construed in a manner consistent with requirements of Section 423 of the Code.

     1. SHARES OFFERED. The total number of shares of Common Stock ($.01 par value) available for purchase by Participants under all Offerings (defined in Section 3 below) is 1,500,000 SHARES, which are either authorized but unissued Common Stock or Common Stock held by the Company in its treasury. If any Offering shall expire without all shares available under such Offering having been purchased, such unpurchased shares shall be added to the shares otherwise available for future Offerings.

     2. ADMINISTRATION. The Plan shall be administered by a committee (the "Plan Committee") appointed by the compensation committee of the Board of Directors (the "Compensation Committee"), which Plan Committee shall consist of not less than three members. Subject to the express provisions of the Plan, the Plan Committee shall have authority, in its discretion, to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations necessary or advisable for administering the Plan. The Plan Committee's determination on the foregoing matters shall be conclusive. The Plan Committee shall have the power to appoint and remove an independent third party (which may, but need not, be a bank or trust company) to act as administrator of the Plan and custodian of all stock certificates issued under the Plan, and to provide such other services as the Plan Committee may determine (the "Administrator"), and the Plan Committee is authorized to enter into an agreement with the Administrator concerning its duties under the Plan.

     The Compensation Committee may from time to time appoint members of the Plan Committee in substitution for or in addition to members previously appointed, and may fill vacancies, however caused, in the Plan Committee.
The Plan Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it shall deem advisable, and may hold telephonic meetings. A majority of its members shall constitute a quorum. All determinations of the Plan Committee shall be made by a majority of its members. The Plan Committee may correct any defect or omission, or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. Any decision or determination reduced to writing and signed by a majority of the members of the Plan Committee shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held. The Plan Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

     3. OFFERINGS. The Plan Committee shall make an offering to Eligible Employees (defined in Section 4 below) to purchase Common Stock under the Plan (each an "Offering") during the six-month periods from April 1 through September 30 and from October 1 through March 31, until this Plan terminates; each such six-month offering period during which any such Offering is open is referred to herein as an "Offering Period." The April 1 or October 1 which is the first day of an Offering Period is the "Offering Date" for such Offering Period. For each Offering Period, payroll deductions of Participants for all payroll periods which end during the Offering Period (including a payroll period which ends on the last day of an Offering Period) shall be considered Payroll Deductions during such Offering Period and shall be used to purchase Common Stock at the end of the Offering Period in accordance with
Section 7 below. Unless otherwise specified by the Plan Committee, the number of shares of Common Stock that may be purchased under an Offering shall be the balance of the 1,500,000 shares authorized in Section 1 above which have not been previously purchased under the terms of this Plan.

     4. ELIGIBILITY. The Compensation Committee shall designate the subsidiaries of the Company whose employees are eligible to participate in the Plan ("Participating Subsidiaries").

     An "Eligible Employee" is a person who (i) is actively employed by the Company or one of the Participating Subsidiaries, (ii) is actively employed on the first day of the calendar month prior to an Offering Period, and (iii) is not excluded pursuant to the following sentence. The following persons shall not be Eligible Employees: (1) employees whose customary employment with the Company and all Participating Subsidiaries is twenty (20) hours or less per week, (2) employees who have not been employed by the Company or a Participating Subsidiary for at least six (6) consecutive months, and (3) an employee who owns capital stock of the Company (including all capital stock which may be purchased under outstanding Offerings under the Plan or outstanding options under any stock plan of the Company) possessing 5% or more of the total combined voting power or value of all classes of capital stock of the Company or of its subsidiary corporations (for the foregoing purposes, the rules of Section 425(d) of the Code shall apply in determining stock ownership), as provided in Code
Section 423(b)(3). All Eligible Employees may participate in the Plan.   A
person shall be considered actively employed when the person is presently performing his/her regular duties with the Company or a Participating Subsidiary. A person's period of employment with a company acquired by the Company or by one of its subsidiaries shall be included in determining an employee's length of employment for the purpose of this paragraph, provided that such acquired company is a Participating Subsidiary on the Offering Date. A person who is a director but not an employee shall not be eligible under the Plan.

     5.  OFFERING RIGHTS.  With respect to each Offering, each Eligible
Employee may elect to participate by having a portion of his Compensation (defined in Section 6 below) withheld and applied to the purchase of shares of Common Stock at the end of the Offering Period. The amount withheld from each paycheck issued to the Eligible Employee during the Offering Period is the Participant's "Payroll Deduction" (in accordance with Section 6 below), and the Plan Committee shall apply such Payroll Deductions during an Offering Period to the purchase of the Company's Common Stock at the end of the Offering Period in accordance with Section 7 below. In no event may the number of shares of Common Stock which may be purchased by all Participants for an Offering exceed the number of shares available during the Offering Period (as determined in accordance with Section 3 above).

     6. PARTICIPATION; PAYROLL DEDUCTIONS. An Eligible Employee who completes and delivers an authorization for Payroll Deduction on the form provided by the Plan Committee ("Payroll Deduction Authorization Form") shall become a participant in the Plan ("Participant"). A Participant may deliver a Payroll Deduction Authorization Form to the Chief Financial Officer of the Company prior to the Offering Date of an Offering Period, and in accordance with the rules developed by the Plan Committee. On his Payroll Deduction Authorization Form, the Participant shall elect to have deductions made on each payday which may be any whole percentage from 1% up to and including 15% of the Participant's Compensation in effect at the beginning of the Offering Period. "Compensation" shall mean W-2 compensation, including overtime but excluding commissions, bonuses and other special payments. A Participant who elects to participate for an Offering Period through Payroll Deduction shall be deemed to have elected to participate in the Plan on the same basis for each successive Offering Period until such Participant changes his Payroll Deduction in accordance with Section 8 below or withdraws (or is deemed to withdraw) from an Offering pursuant to Section 12 below. A Participant shall not be required to file additional Payroll Deduction Authorization Forms for successive Offering Periods in order to continue participation in the Plan.

     7. PARTICIPANTS' PLAN ACCOUNTS. The Plan Committee will maintain, or cause to have maintained, a Plan Account in the name of each Participant. On each payday, a Participant's Payroll Deduction shall be withheld and credited to such Participant's Plan Account. As of the last day of the Offering Period or such other date as designated by the Plan Committee if required for proper administration of the Plan ("Purchase Date"), the amount then in such Participant's Plan Account shall be applied to the purchase of shares in accordance with Section 10 below; provided, however, that the first Purchase Date after the adoption of the Plan may be delayed pursuant to Section 27 below. The purchase of shares shall be made solely from amounts credited to the Participants' Plan Accounts.

     8. PAYROLL DEDUCTION CHANGES. Except in the case of a withdrawal under Section 12 below, a Participant may not change his Payroll Deduction during an Offering Period. A Participant may, however, decrease or increase his Payroll Deduction for a subsequent Offering Period prior to the commencement of the next Offering Period, by filing a new Payroll Deduction Authorization Form with the Chief Financial Officer of the Company during the time specified by the Plan Committee.

     9. NO INTEREST. The Plan Committee shall NOT credit a Participant's Plan Account with interest on any Payroll Deduction, except as provided in
Section 27 below.

    10. PURCHASE PRICE AND PURCHASE OF SHARES. Subject to Section 28 below, the purchase price for a share of Common Stock under any Offering will be the lesser of:

          (a) 85% of the closing sale price for shares of Common Stock as reported by the composite transaction reporting system for securities listed on the New York Stock Exchange on the Offering Date for such Offering or on the most recently preceding date on which there was such a sale (the "Initial Offering Price"); or

          (b) 85% of the closing sale price for shares of Common Stock as reported by the composite transaction reporting system for securities listed on the New York Stock Exchange on the last day of the Offering Period or on the most recently preceding date on which there was such a sale (the "Alternate Offering Price").

     As of the Purchase Date, the Alternate Offering Price shall be ascertained. The Plan Committee will then apply all funds credited to the Participants' Plan Accounts to purchase shares of Common Stock available under the Offering. Unless a Participant has withdrawn prior to the Purchase Date pursuant to Section 12, and subject to the provisions of Sections 25 and 28, a Participant shall be deemed to have elected to purchase the maximum number of whole shares of Common Stock which may be purchased with the amount credited to his Plan Account as of the Purchase Date at the lower of the Initial Offering Price or the Alternate Offering Price. Fractional shares will not be issued under the Plan and any funds in a Participant's Plan Account which would have been used to purchase fractional shares shall be retained in such Plan Account for the next Offering Period.

     11. TERMINATION OF EMPLOYMENT; TERMINATION OF ELIGIBILITY. In the event of a Participant's termination of employment for any reason (including death or disability), the Participant's participation in the Plan shall immediately terminate without notice to the Participant, and all Payroll Deductions credited to such Participant's Plan Account shall be returned to such Participant in cash, without interest.

     An Eligible Employee of a company included in the Plan which ceases to be a Participating Subsidiary shall be deemed to have terminated employment for purposes of this Section as of the date such company ceases to be a Participating Subsidiary unless, as of such date, the Participant shall become an Eligible Employee of the Company or of any Participating Subsidiary then included in the Plan.

     12. WITHDRAWAL FROM OFFERING. Each Participant shall have the right, at any time prior to the Purchase Date, to withdraw from an Offering by providing fifteen (15) days' prior written notice to the Chief Financial Officer of the Company revoking his Payroll Deduction. A Participant who elects to cease participation in the Plan by revoking his Payroll Deduction may not resume participation in the Plan until after the expiration of one full Offering Period following the Offering Period in which he withdraws and ceases participation. As promptly as practicable after the receipt of a revocation notice, all Payroll Deductions credited to such Participant's Plan Account shall be returned to such Participant in cash, without interest.

     13. STOCK CERTIFICATES. As promptly as practicable after the Purchase Date of each Offering, the Plan Committee will deliver to the Administrator all shares of Common Stock purchased with the funds credited to the Plan Accounts. The Administrator will hold the shares of Common Stock of all Participants in its name or in the name of its nominee evidenced by as many or as few certificates as the Administrator determines. No certificate representing shares of Common Stock purchased for a Participant's Plan Account will be issued to the Participant unless he or she makes a request in writing or until his or her Plan Account is terminated, or such Participant withdraws from an Offering. So long as the stock credited to a Participant's Plan Account is held by the Administrator, all rights accruing to an owner of record of such stock, including, without limitation, voting rights and rights of disposal, shall belong to the Participant for whose account such stock is held.

     A Participant may elect, at any time and from time to time, to receive a stock certificate for shares credited to his Plan Account after the purchase price for such shares has been paid in full. In such event, certificates for shares of Common Stock shall be issued only in the name of the Participant unless the Participant or the Participant's designee (in the event the Participant has died) elects otherwise by written notice to the Plan Committee and the Plan Committee gives prior written consent to such election.

     If a Participant withdraws from an Offering, terminates employment for any reason, or elects to terminate participation in the Plan, the Administrator will transfer to the Participant a stock certificate for whole shares credited to his Plan Account (and for which the purchase price has been paid in full), unless the Participant elects to sell all or part of the Participant's shares in accordance with Section 14 below.

     14. SALE OF SHARES OF COMMON STOCK. A Participant may request that the Administrator sell all or any part of the shares of Common Stock credited to such Participant's Plan Account. Upon receipt of a written request from a Participant, the Administrator, as the Participant's agent, will sell the number of shares of Common Stock specified in the Participant's request within five business days of receipt by the Administrator of instructions to sell the shares of Common Stock, and will deliver to the Participant the proceeds of the sale, less a handling charge, brokerage commissions, and other costs of sale. Whole and fractional shares may be aggregated and sold with those of other Participants, in which case the proceeds for each Participant will be based on the average sales price of all shares aggregated and sold. Any sale may, but need not, be made by purchase for other Plan Accounts, subject to and in accordance with the terms of the Plan, in which case the price will be the closing sale price of Common Stock as reported by the principal securities exchange or the inter-dealer quotation system on which the stock is traded or quoted on the date of receipt by the Administrator of the notice of the Participant's desire to sell shares of Common Stock or, if the stock is not traded on the date of receipt, the mean on the next prior date that it was so traded. No sales of any fractional shares shall be permitted.

     15. VOTING OF SHARES OF COMMON STOCK. The Administrator will vote a Participant's shares of Common Stock as instructed by the Participant on a form to be furnished by and returned to the Administrator at least ten days (or such shorter period as the law may require) before the meeting at which such shares of Common Stock are to be voted. The Administrator will not vote shares of Common Stock for which no instructions are received.

     16. TENDER OR EXCHANGE OFFER. If a tender offer or exchange offer is commenced for shares of Common Stock, the Administrator, upon receipt of information with respect thereto as the holder of record of the shares of Common Stock, will either (i) forward, or arrange for the forwarding of, information provided by the offeror to holders of record of Common Stock to each Participant or (ii) provide to the offeror the name and mailing address of each Participant as reflected on the records of the Administrator with instructions to mail such material to each Participant. The Administrator will tender all or part of a Participant's shares of Common Stock in response to written instructions from the Participant in such form as the Administrator may reasonably require and only if such instructions are received by the Administrator at least five days (or such shorter period as may be required by law) prior to the termination of the offer. Unless the Administrator has received instructions in accordance with the previous sentence, it will not tender a Participant's shares of Common Stock. Except to the extent disclosure is required to tender shares of Common Stock pursuant to proper written instructions, the Administrator will maintain the confidentiality of a Participant's election to tender or not tender shares of Common Stock.

     17. CASH DIVIDENDS, STOCK DIVIDENDS AND SPLITS. Any cash dividends paid on shares credited to a Participant's Plan Account will, when received by the Administrator, be credited to the Participant's Plan Account and used to purchase additional shares on the next Purchase Date. Any stock dividends and any shares received as a result of a stock split on any shares of Common Stock credited to a Participant's Plan Account will, when received by the Administrator, be credited to the Participant's Plan Account.

     18. STATEMENTS. As soon as practicable after the cash credited to the Participant's Plan Account has been applied to the purchase of shares of Common Stock (but in no event later than 20 calendar days after the purchase) the Administrator will mail a statement to the Participant summarizing the transactions in the Participant's Plan Account since the last statement.

     19. NO RIGHTS AS A STOCKHOLDER. None of the rights or privileges of a stockholder of the Company shall exist with respect to shares of Common Stock purchased under this Plan until a certificate representing such shares is issued.

     20. RIGHTS NOT TRANSFERABLE. Except as hereinafter set forth and unless otherwise provided by law, no Participant shall have the right to sell, assign, transfer, pledge, or otherwise dispose of or encumber either the right to participate in the Plan or any interest in the Participant's Plan Account, and such right and interest shall not be liable for or subject to the debts, contracts, or liabilities of such Participant. If any such action is taken by the Participant, or any claim asserted by another party in respect of such right and interest, such action or claim will be treated as notice of cancellation, and except as may otherwise be required by law, such event shall be deemed to be a withdrawal from the Plan and the Participant's Plan Account shall be repaid to him as provided in Section 12.

     Provided, however, that a Participant may designate in writing (on a form provided by the Plan Committee) the person who shall have the right to receive the Participant's Plan Account in the event of the Participant's death. In the event of death, if a Participant has not designated a person to receive the Participant's Plan Account, such Participant's Plan Account shall be distributed to the Participant's estate.

     21. APPLICATION OF FUNDS. All funds received or withheld by the Plan Committee under this Plan as Payroll Deductions shall be held by the Company without segregation and may be used for any general corporate purpose without restriction.

     22. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. Notwithstanding any other provision of the Plan, in the event of any change in the outstanding Common Stock by reason of a stock dividend, recapitalization, merger, consolidation, split-up, combination or exchange of shares, or the like, the aggregate number and class of shares available under the Plan, the number and class of shares subject to outstanding

Offerings, the maximum number of shares which an individual Eligible Employee may purchase, and the Initial Offering Price shall be proportionately adjusted, and such other adjustments shall be made as may be deemed equitable, by the Plan Committee, whose determinations shall be conclusive.

     23. AMENDMENTS OF THE PLAN. Except as provided below, the Compensation Committee may at any time, and from time to time, make such changes in and additions to the Plan as the Compensation Committee deems advisable. However, the following amendments may only be made by the Board of Directors with approval by vote of the holders of a majority of shares of Common Stock voted at a properly convened meeting at which a quorum is present: (a) increase the maximum number of shares which may be purchased under the Plan, (b) reduce the purchase price per share, or (c) amend the requirements for an Eligible Employee. No amendment of the Plan may, without the consent of the Participant with respect to any outstanding Offering, materially and adversely affect the Eligible Employee's rights with respect to such Offering.

     24. TERMINATION OF THE PLAN. This Plan shall terminate (a) on the date that all of the shares authorized for sale under the Plan have been purchased, except as otherwise extended by authorizing additional shares, or
(b) at any time, at the discretion of the Board of Directors of the Company; provided, however, that no termination shall affect outstanding Offerings.

     Upon termination of the Plan and the exercise or lapse of all Offering rights hereunder, all remaining amounts credited to Plan Accounts of Participants shall be returned to such Participants in cash, without interest.

     25. ALLOCATION OF SHARES IF EXCEED MAXIMUM OFFERED. If the total number of shares which would otherwise be purchased by Participants through Payroll Deductions under any Offering exceeds the shares available for purchase under the Offering, the Plan Committee may allocate the available shares among the Participants on any basis consistent with the terms of the Plan, and any remaining funds credited to a Participant's Plan Account on the Purchase Date shall be returned to the Participant in cash, without interest.

     26. GOVERNMENTAL AND OTHER REGULATIONS. The obligation of the Company to issue or transfer and deliver shares under this Plan shall be subject to (a) compliance with all applicable laws, governmental rules and regulations and administrative action, (b) the effectiveness of a Registration Statement under the Securities Act of 1933, as amended, with respect to such issue or transfer, if deemed necessary or appropriate by counsel for the Company, and (c) the condition that the shares of Common Stock reserved for issuance upon the purchase of shares subject to Offering under the Plan shall have been listed (or authorized for listing upon official notice of issuance) upon each securities exchange on which outstanding shares of the same class may then be listed.

     27. APPROVAL OF STOCKHOLDERS. The Plan has been adopted by the Board of Directors of the Company, subject to the approval of the stockholders of the Company. If the stockholders do not approve the Plan by a vote of the holders of a majority of shares of Common Stock voted at a properly convened meeting at which a quorum is present, the Plan shall be immediately terminated and all funds held in Participants' Plan Accounts shall be returned to such Participants in cash, with interest at 5% per annum from the date of transfer to such accounts to the date of refund. If the stockholders have not approved the Plan by a vote of the holders of a majority of shares of Common Stock voted at a properly convened meeting at which a quorum is present within twelve (12) months after the date of adoption of the Plan by the Board of Directors, the Plan shall terminate on the date which is twelve
(12) months after the date of adoption of the Plan by the Board, and all funds held in Participants' Plan Accounts shall be returned to such Participants in cash, with interest at 5% per annum from the date of transfer to such accounts to the date of refund. If the stockholders have not approved the Plan by a vote of the holders of a majority of shares of Common Stock voted at a properly convened meeting at which a quorum is present prior to the last day of the first Offering Period, no funds in a Participant's Plan Account may be used to purchase shares under Section 7 above until such stockholder approval has been obtained; in that event, the first Purchase Date shall be the fifth business day after the date of stockholder approval.

     28. $25,000 LIMITATION. No Eligible Employee shall be included in an Offering which permits him to purchase Common Stock under all employee stock purchase plans of the Company and its subsidiaries to accrue (within the meaning of Section 423(b)(8) of the Code) at a rate which exceeds $25,000 of fair market value of such capital stock (determined at the Offering Date) for each calendar year in which such Offering is outstanding at any time.

     29. INDEMNIFICATION. No current or previous member of the Board of Directors, the Compensation Committee, or the Plan Committee, nor any officer or employee of the Company acting on behalf of the Board of Directors, the Compensation Committee, or the Plan Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all such members of the Board of Directors, the Compensation Committee, or the Plan Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise.

     30. INVESTMENT INTENT. The Company may require that there be presented to and filed with it by any Participant(s) under the Plan, such evidence as it may deem necessary to establish that the rights to purchase Common Stock granted or the shares of Common Stock to be purchased or transferred hereunder are being acquired for investment and not with a view to their distribution.

     31. NO RIGHT TO CONTINUE EMPLOYMENT. This Plan does not constitute a contract of employment. Nothing in the Plan or in any related documentation confers upon any employee the right to continue in the employ of the Company or any of its subsidiaries or interferes with or restricts in any way the right of the Company or any of its subsidiaries to discharge any employee at any time (subject to any contract rights of such employee).

     32. GOVERNING LAW. The law of the State of Delaware will govern all matters relating to this Plan except to the extent it is superseded by the federal laws of the United States of America.

     33. CONSTRUCTION OF PLAN. The captions used in this Plan are for convenience only and shall not be construed in interpreting the Plan. Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall also include the plural, and conversely.

       PROXY
        FOR
      ANNUAL
      MEETING
        OF
   STOCKHOLDERS
SEPTEMBER 29, 1997

                              INPUT/OUTPUT, INC.
              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                              SEPTEMBER 29, 1997

The undersigned stockholder acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated August 29, 1997, and hereby appoints Charles E. Selecman and Robert P. Brindley, or either of them, proxies for the undersigned, each with full power of substitution, to vote all of the undersigned's shares of common stock of Input/Output, Inc. (the "Company") at the Annual Meeting of Stockholders of the Company to be held at the Stafford Civic Center, 1415 Constitution Avenue, Stafford, Texas 77477, on Monday, September 29, 1997 at 10:00 a.m., Stafford, Texas time, and at any adjournments or postponements thereof.

                        (PLEASE SIGN ON REVERSE SIDE)

                              INPUT/OUTPUT, INC.
      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY

1. Election of Directors, Nominees: Robert P. Brindley,  For   Withheld  For All
   Shelby H. Carter, Jr. and Theodore H. Elliott, Jr.    All     All     Except
                                                         / /     / /       / /
   For all, except nominee's written in below:

   --------------------------------------------------

2. The adoption of the Input/Output, Inc. Employee       For   Against   Abstain
   Stock Purchase Plan.                                  / /     / /       / /

3. The ratification of the appointment of KPMG Peat      For   Against   Abstain
   Marwick LLP as the Company's independent              / /     / /       / /
   certified public accountants for the fiscal year ending May 31, 1998.

4. In their discretion, upon such other matters as       For   Against   Abstain
   may properly come before the meeting.                 / /     / /       / /

The board of directors recommends a vote FOR the nominees and proposals above and if no specification is made, the shares will be voted for such nominees and proposals.

Dated                                   , 1997
     ----------------------------------

----------------------------------------------
            Stockholder's Signature

----------------------------------------------
            Stockholder's Signature

Signature should agree with name printed hereon. If Stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENVELOPE ENCLOSED. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES IN ITEM 1, FOR THE PROPOSALS SET FORTH IN ITEMS 2 AND 3 AND WILL GRANT DISCRETIONARY AUTHORITY PURSUANT TO ITEM 4. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.